Exhibit 10.1

EMBARK TRUCKS INC.

2016 STOCK PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT

Embark Trucks Inc., a Delaware corporation (the “Company”) grants you an award of restricted stock units, each of which represents the right to receive, in accordance with the Restricted Stock Unit Award Agreement, attached hereto as Exhibit A (the “Agreement”) and the Embark Trucks Inc. 2016 Stock Plan (amended as of June 28, 2021), as amended from time to time (the “Plan”), one share of Common Stock, as follows:

Participant	[________]

Grant Date:	[________]

Total Number of RSUs:	[________]

Vesting Commencement Date:	See Vesting Schedule

Vesting Schedule:

Subject to the “Post-Sale Transaction Vesting” noted below and any forfeiture contemplated by Sections 2.4 or 2.5 of the Agreement, two vesting requirements must be satisfied in order for an RSU to vest — (a) a liquidity event requirement (the “Liquidity Event Requirement”), and (b) a performance-based requirement (the “Performance-Based Requirement”). No RSUs will vest (in whole or in part) if only one (or if neither) of such requirements is satisfied and, to the extent the Liquidity Event Requirement is not satisfied by December 31, 2021, the Participant shall immediately forfeit any and all RSUs granted under this Agreement.

Liquidity Event Requirement: The Liquidity Event Requirement will be satisfied (as to any then-outstanding RSU that has not theretofore been terminated pursuant to Sections 2.4 or 2.5 of the Agreement) on  the effective date of a Public Offering (as defined in the Agreement); provided that such date must occur on or prior to December 31, 2021.

Performance-Based Requirement: The Performance-Based Requirement will be satisfied in substantially equal installments of the RSUs upon the date of achievement by the Company of a Common Stock Price that equals or exceeds each of the following six share price thresholds: 2.0x Initial Base Price, 3.5x Initial Base Price, 5.0x Initial Base Price, 6.5x Initial Base Price, 8.0x Initial Base Price and 10.0x Initial Base Price (each, a “Vesting Date”); provided that the first date on which achievement is calculated will be the first anniversary of the consummation of the Public Offering (or, if earlier, the date of consummation of any Sale Transaction) and no Vesting Date shall occur prior to such date. The parties acknowledge and agree that the six share price thresholds contained in this Agreement shall be subject to adjustment pursuant to Section 11 of the Plan (including, without limitation, adjustments to take into account any Public Offering (or any transactions related thereto) or any stock split, stock dividend or similar event).

Notwithstanding the foregoing, (a) the number of RSUs that will vest on any Vesting Date shall be rounded down to the nearest whole share and any fractional RSUs reduced by such rounding shall be aggregated and any whole RSUs resulting from such aggregation shall vest on the immediately subsequent Vesting Date and (b) unless otherwise determined by the Administrator, no RSU shall be eligible to vest at any time on or following the tenth anniversary of the Grant Date and any unvested RSUs as of such date shall be automatically forfeited for no consideration. For the avoidance of doubt, the Participant shall only be eligible to vest into one installment of the RSUs in respect of achievement of each share price threshold; provided if on any date the Common Stock Price is determined to result in more than one Performance-Based Requirement being met for the first time, each Initial Base Price multiple achieved for the first time shall vest on such date.

“Common Stock Price” means, as of any date following the effectiveness of the Public Offering, the volume weighted average price of a share of Common Stock on the primary exchange on which it is listed during the 90 consecutive calendar days ending on (and including) such date; provided that, on the date of a Sale Transaction (as defined in the Agreement), the Common Stock Price shall equal the Fair Market Value of a share of Common Stock, taking into account the terms and conditions of such Sale Transaction. Absent a Sale Transaction, the first date the Common Stock Price may be determine is as of the first anniversary of the closing of the Public Offering.

“Initial Base Price” means $29.87 (which, for the avoidance of doubt, will be subject to adjustment pursuant to Section 11 of the Plan (including, without limitation, adjustments or share conversions to take into account any Public Offering or any transactions related thereto).

Post-Sale Transaction Vesting	The date of consummation of a Sale Transaction shall be deemed a Vesting Date to the extent the Common Stock Price on such date meets one or more thresholds in the “Performance-Based Requirement” paragraph in accordance with the Vesting Schedule set forth above. Following such vesting, twenty percent (20%) of any remaining unvested RSUs shall remain outstanding and eligible to vest in equal installments on each of the first four anniversaries of the date of such Sale Transaction, subject to any forfeiture pursuant to Section 2.4 or 2.5 of the Agreement (including Sections 2.4(a) and (c) and 2.5(b) and (c), but excluding Section 2.4(b)) without regard to the tenth year anniversary limit for vesting set forth in the Performance-Based Requirement or the three year anniversary limit for vesting set forth in Section 2.5(b); provided that upon termination of the Participant’s Continuous Service Status as a result of termination by the Company without Cause (including a mutually agreed upon termination between the Participant and the Board) or his resignation with Good Reason, in each case, within twelve months following a Sale Transaction, the unvested RSUs, as of the date of such termination, shall vest on the date of such termination. Any RSUs granted under this Agreement that have not vested on or prior to the date of such Sale Transaction and do not remain outstanding and eligible to vest pursuant to this paragraph shall be immediately forfeited as of the date of such Sale Transaction.

Settlement Date	With respect to each Vesting Date, the “Settlement Date” shall be the earliest of (i) the second anniversary of such Vesting Date, (ii) the date of consummation of a Sale Transaction occurring on or after such Vesting Date, or (iii) termination of Continuous Service Status due to death or Disability occurring on or after such Vesting Date (provided such termination constitutes a “separation from service” for purposes of Section 409A of the Code), subject to Section 3.19 of the Agreement. Notwithstanding the foregoing, the Company may, in its sole discretion, accelerate the Settlement Date of a portion of the RSUs that vest on a Vesting Date up to the extent permitted to cover taxes under Treasury Regulation 1.409A-3(j)(4)(vi).

Transferability	You may not transfer the RSUs except as set forth in Section 2.2 of the Agreement (subject to compliance with Applicable Laws).

By your signature and the signature of the Company’s representative or by otherwise accepting the RSUs, you and the Company agree that the RSUs are granted under and governed by the terms and conditions of this Notice, the Plan and the Agreement, which is attached to and made a part of this Notice.

In addition, you agree and acknowledge that your rights to any Shares underlying the RSUs will vest only as you provide services to the Company over time, that the grant of the RSUs is not as consideration for services you rendered to the Company prior to your date of hire, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause, subject to Applicable Laws. In consideration for the RSUs set forth herein, you acknowledge and agree that, unless otherwise determined by the Administrator, you shall not be entitled to any other equity awards from the Company (or any successor thereto) unless and until one of the following events occurs: (a) all of the RSUs have vested in accordance with the vesting schedule set forth in the Grant Notice and are settled in Shares in accordance with the Agreement, (b) the RSUs are forfeited due to a Public Offering failing to occur on or prior to December 31, 2021, or (c) the tenth anniversary of the Grant Date.

THE COMPANY:

EMBARK TRUCKS INC.

By:

PARTICIPANT:

[PARTICIPANT NAME]

(Signature)

Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached Embark Trucks, Inc., a Delaware corporation (the “Company”), has granted to the Participant the number of restricted stock units (“Restricted Stock Units” or “RSUs”) set forth in the Grant Notice under the Embark Trucks Inc. 2016 Stock Plan (amended as of June 28, 2021), as amended from time to time (the “Plan”). Each vested Restricted Stock Unit represents the right to receive one share of Common Stock (“Share”). Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

ARTICLE I.

GENERAL

Section 1.1      Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control; provided that, for the avoidance of doubt, references to “Board” for purposes of the Grant Notice and this Agreement shall mean the Board of Directors of the Company or any successor thereto in connection with a Public Offering or otherwise, and any actions or consents by the Board hereunder shall require approval by a vote of disinterested members of the Board that itself is sufficient to constitute Board approval in accordance with the Company’s applicable organizational documents.

ARTICLE II.

GRANT OF RESTRICTED STOCK UNITS

Section 2.1     Grant of RSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any affiliates and for other good and valuable consideration.

Section 2.2     Unsecured Obligation to RSUs. Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Common Stock underlying any such RSUs. Prior to actual settlement of any RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The RSUs may not be transferred in any manner otherwise than as set forth in Section 12 of the Plan. The terms of the RSUs shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

Section 2.3     Vesting Schedule. The RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice.

Section 2.4     Termination of Continuous Service Status. Unless otherwise determined by the Administrator:

(a)    Upon termination of the Participant’s Continuous Service Status as a result of his resignation without Good Reason or due to his death or Disability, the Participant shall immediately forfeit any and all RSUs granted under this Agreement that have not vested on or prior to the date of such termination;

(b)         Upon termination of the Participant’s Continuous Service Status as a result of termination by the Company without Cause (including a mutually agreed upon termination between the Participant and the Board) or his resignation with Good Reason (after taking into account any accelerated vesting set forth in the Grant Notice), a percentage of the then-unvested RSUs, as of the date of such termination, shall remain outstanding and eligible to vest in accordance with Section 2.3 through the third anniversary of the date of such termination, and, except for the RSUs eligible to continue to vest under this Section 2.4(b), the Participant shall immediately forfeit any and all other RSUs granted under this Agreement that have not vested on or prior to the date of such termination. The percentage of the unvested RSUs that would remain outstanding and eligible to vest following such a termination is set forth on Exhibit B and any such RSUs that have not vested on or prior to the third anniversary of the date of such termination shall be immediately forfeited on such anniversary; and

(c)            Upon termination of the Participant’s Continuous Service Status as a result of termination by the Company for Cause, the RSUs, whether or not vested, shall be forfeited on such date.

Section 2.5             Change in Role.

(a)            If the Participant no longer serves as the Chief Executive Officer of the Company, but transitions to another full-time role within the C-suite of the Company, reporting to the new Chief Executive Officer of the Company or the Board (or the successor thereto), the unvested portion of the Participant’s RSUs as of the date of such transition will be reduced to seven-thirteenths (7/13ths) of the number of RSUs as of immediately prior to such reduction (for example, if Participant transitions to another C-suite role after achievement of three Vesting Dates, Participant’s remaining 4,871,835 unvested RSUs shall be reduced to 7/13ths of this amount, or 2,623,295 unvested RSUs eligible to vest over the three remaining Vesting Dates under this Award) and shall otherwise remain outstanding and eligible to vest in accordance with Section 2.3, subject to Section 2.4, and, except for the RSUs eligible to continue to vest under this Section 2.5(a), the Participant shall immediately forfeit any and all other RSUs granted under this Agreement that have not vested on or prior to the date of such transition.

(b)            If the Participant no longer serves as the Chief Executive Officer of the Company, but transitions to any role within the Company and its Subsidiaries not set forth in Section 2.5(a), a portion of the unvested RSUs as of the date of such transition shall remain outstanding and eligible to vest in accordance with Section 2.3 through the third anniversary of the date of transition, subject to Section 2.4, and, except for the RSUs eligible to continue to vest under this Section 2.5(b), the Participant shall immediately forfeit any and all other RSUs granted under this Agreement that have not vested on or prior to the date of such transition. The portion of the unvested RSUs that remains outstanding and eligible to vest is set forth on Exhibit B and any such RSUs that have not vested on or prior to the third anniversary of the date of such transition shall be immediately forfeited on such anniversary.

Section 2.6     Tax-Related Items. As a condition to the grant, vesting and settlement of the RSUs and as further set forth in Section 10 of the Plan, the Participant hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Subsidiary or Affiliate for) any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (“Tax-Related Items”), which arise upon the grant, vesting or settlement of the RSUs, ownership or disposition of Shares, receipt of dividends, if any, or otherwise in connection with the RSUs or the Shares, whether by withholding, direct payment to the Company, or otherwise as determined by the Company in its sole discretion. Regardless of any action the Company or any Subsidiary or Affiliate takes with respect to any or all applicable Tax-Related Items, Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed any amount actually withheld by the Company or any Subsidiary or Affiliate. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to RSUs or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to Applicable Law), such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of the RSUs, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Participant further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant also understands that Applicable Laws may require varying Share valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under Applicable Laws. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company or any Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Section 2.7        Issuance of Common Stock upon Vesting.

(a)         Within ninety (90) days following the applicable Settlement Date of any RSUs that vest pursuant to Section 2.3 hereof, the Company shall deliver to the Participant a number of Shares (either by delivering one or more certificates for such shares of Common Stock or by entering such shares of Common Stock in book entry form, as determined by the Company in its sole discretion) equal to the number of RSUs subject to this Award that vest on the applicable Vesting Date associated with such Settlement Date, unless such RSUs are forfeited prior to the applicable Settlement Date pursuant to Sections 2.4 or 2.5 hereof. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Laws, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.7(a) if such delay will result in a violation of Section 409A of the Code.

Section 2.8          Conditions to Delivery of Shares. The Company is not obligated, and will have no liability for failure to issue or deliver any Shares upon the settlement of the RSUs unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. Furthermore, the Participant understands that the Applicable Laws of the country in which the Participant is residing or working at the time of grant, vesting or settlement of the RSUs (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent settlement of the RSUs. The RSUs may not be settled until such time as the Plan has been approved by the holders of capital stock of the Company, or if the issuance of such Shares upon such settlement or the method of payment of consideration for such Shares would constitute a violation of any Applicable Laws, including any applicable U.S. federal or state securities laws or any other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the issuance or delivery of the Shares, the Company may require the Participant to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for U.S. income tax purposes, the Shares shall be considered transferred to the Participant on the date on which the Company initiates payment of the Shares in settlement of the RSUs, subject to Applicable Laws.

Section 2.9       Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 11 of the Plan.

Section 2.10     Lock-Up Agreement. If so requested by the Company or the underwriters in connection with a Public Offering, the Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, plus such additional period, to the extent required by FINRA rules, up to a maximum of 216 days from the effective date of the registration statement, and the Participant shall execute an agreement reflecting the foregoing as may be requested by the Company or the underwriters at the time of such offering.

ARTICLE III.

OTHER PROVISIONS

Section 3.1     Effect of Agreement. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the RSU terms), and hereby accepts the RSUs and agrees to be bound by its contractual terms as set forth herein and in the Plan (including, without limitation, Section 11 of the Plan and any actions taken thereunder in respect of a Public Offering). The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to the RSUs. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.

Section 3.2     Imposition of Other Requirements. The Company reserves the right, without the Participant’s consent, to cancel or forfeit outstanding grants or impose other requirements on the Participant’s participation in the Plan, on the RSUs and the Shares and on any other Award or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan in order to prevent adverse tax or other financial consequences to the Participant; provided that any such action that would adversely affect the Participant shall not be effective without the Participant’s consent. The Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the Participant acknowledges that the Applicable Laws of the country in which the Participant is residing or working at the time of grant, holding, vesting or settlement of the RSUs or the holding or sale of Shares received pursuant to the RSUs (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill. If applicable, such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto as Exhibit B, which forms part of this Agreement. Notwithstanding any provision herein, the Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Participant also understands and agrees that if the Participant works, resides, moves to, or otherwise is or becomes subject to Applicable Laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the date of grant, unless otherwise determined by the Company in its sole discretion.

Section 3.3     Electronic Delivery and Translation. The Company may, in its sole discretion, decide to deliver any documents related to the Participant’s current or future participation in the Plan, the RSUs, the Shares, any other Listed Securities or any other Company-related documents, by electronic means. By accepting the RSUs, whether electronically or otherwise, the Participant hereby (i) consents to receive such documents by electronic means, (ii) consents to the use of electronic signatures, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent the Participant has been provided with a copy of this Agreement, the Plan, or any other documents relating to the RSUs in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

Section 3.4      No Acquired Rights or Employment Rights. In accepting the RSUs, the Participant acknowledges that the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time. The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, other Awards or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past, and all decisions with respect to future grants of RSUs or other Awards, if any, will be at the sole discretion of the Company. In addition, the Participant’s participation in the Plan is voluntary, and the RSUs and the Shares are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Subsidiary or Affiliate. The RSUs and the Shares are not intended to replace any pension rights or compensation and are not part of normal or expected salary or compensation for any purpose, including but not limited to calculating severance payments, if any, upon termination. Nothing contained in this Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of the Company or any Subsidiary or Affiliate for any particular period of time. This Agreement shall not interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the Participant’s employment or service at any time, subject to Applicable Laws.

Section 3.5     Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, whether in electronic or other form, of the Participant’s personal data (as described below) by and among, as applicable, the Company and any Subsidiary or Affiliate or third parties as may be selected by the Company, for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan or to realize benefits from the RSUs. The Participant understands that the Company and any Subsidiary or Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or Affiliate, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”). The Participant understands that Personal Data may be transferred to any Subsidiary or Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.

Section 3.6     Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.

Section 3.7     Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

Section 3.8     Amendment and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

Section 3.9     Successors and Assigns. Except as otherwise provided in this Agreement or the Plan, the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

Section 3.10   Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records. notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

Section 3.11   Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision shall be excluded from this Agreement, the balance of the Agreement shall be interpreted as if such provision were so excluded and the balance of the Agreement shall be enforceable in accordance with its terms.

Section 3.12   Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

Section 3.13   Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

Section 3.14   Tax Consultation. The Participant acknowledges and agrees that his or her entry into this Agreement and participation in the Plan is voluntary and there may be consequences as a result of his or her receipt of the RSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto). The Participant represents that he or she (a) has consulted with any tax advisors or consultants he or she deems advisable in connection with the RSUs and the issuance of Shares with respect thereto and (b) is not relying on the Company or its Subsidiaries or Affiliates or any of their respective officers, directors, employees or agents for any tax advice. The Participant is relying solely on his or her own advisors or consultants and not on any statements or representations of the Company or its Subsidiaries or Affiliates or any of their respective officers, directors, employees or agents. The Participant understands that he or she (and not the Company) shall be solely responsible for the Participant’s tax liability that may arise as a result of the transactions contemplated by this Agreement.

Section 3.15   Participant’s Representations. The Participant hereby represents, warrants, covenants, acknowledges and agrees on behalf of the Participant and his or her spouse or domestic partner, if applicable, that (a) the Participant is holding the RSUs for the Participant’s own account, and not for the account of any other person, (b) the Participant is holding the RSUs for investment and not with a view to distribution or resale thereof except in compliance with Applicable Laws regulating securities; and (c) if the Participant is located outside of the United States, he or she (i) is not a U.S. person as such term is defined under Rule 902 of Regulation S promulgated under the Securities Act, (ii) is not acquiring the RSUs for the account or benefit of any U.S. person, and (iii) will not (A) resell or offer to resell the RSUs, or any portion thereof, or (B) engage in hedging transactions, in each case, except in accordance with the terms of the Plan and this Agreement and in accordance with Regulation S, or pursuant to an available exemption from registration under the Securities Act and otherwise in compliance with all applicable securities laws.

Section 3.16   Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 3.17   Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.18   Shares Subject to Plan. The Participant acknowledges that any shares of Common Stock acquired upon settlement of the RSUs are subject to the terms of the Plan.

Section 3.19   Section 409A.

(a)    This Agreement and the RSUs are intended to be exempt from, or comply with, Section 409A of the Code and shall be interpreted consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines in good faith that any provision of this Agreement would cause the Participant to incur an additional tax, penalty or interest under Section 409A of the Code, the Company may (but is not obligated to) (a) adopt amendments to the Notice, this Agreement and/or the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, as the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by the RSUs, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from the Participant or any other individual to the Company or any of its Subsidiaries or Affiliates or any of their respective officers, directors, employees or agents.

(b)          Notwithstanding anything herein to the contrary, to the extent that the RSUs are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A of the Code (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury regulations), each installment of RSUs shall be treated as a right to receive a series of separate payments and, accordingly, each installment of RSUs shall at all times be considered a separate and distinct payment;

(c)            Notwithstanding any contrary provision in this Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under the RSUs to the Participant if deemed to be a “specified employee” (as defined under Section 409A of the Code and as the Administrator determines) due to his “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under the RSUs payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

Section 3.20         Clawback. The RSUs (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or settlement of the RSUs or the receipt or resale of any Shares underlying the RSUs) will be subject to any Company claw-back policy as in effect from time to time, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).

ARTICLE IV.

definitions

Section 4.1          Good Reason. “Good Reason” means a material breach by the Company of any material written agreement with the Participant, that occurs without the Participant’s written consent. Notwithstanding the foregoing, no event or circumstance shall constitute “Good Reason” unless: (A) the Participant has provided the Company, within ninety (90) days of the initial occurrence of the event or circumstance, written notice stating with specificity the applicable facts and circumstances underlying such event or circumstance; (B) the Company fails to cure such event or circumstance within thirty (30) days after receiving such written notice (the “Cure Period”), and (C) the Participant resigns based on such event or circumstance within sixty (60) days after the expiration of the Cure Period.

Section 4.2         Public Offering. “Public Offering” means, whether directly or indirectly (including through one or more affiliated companies and/or IPO vehicles), (a) a direct listing of the equity securities of the Company or any of its subsidiaries, (b) the consummation of any merger of the Company or any of its subsidiaries with or into a “special purpose acquisition corporation” or “blank check company” (as defined by the Securities and Exchange Commission) or (c) the Company or any of its subsidiaries’ first underwritten sale to the public of the Company’s or such subsidiary’s equity securities (or its successor’s equity securities) under the Securities Act.

Section 4.3        Sale Transaction. “Sale Transaction” means and includes each of the following (to the extent it occurs following the Public Offering):

(a)        A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (b) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, Brandon Moak or the Participant (or any group which includes such persons), or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50 % of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)          The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)            which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)            after which no person or group (other than Brandon Moak or the Participant or any group which includes any such persons) beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, the transaction or event described in subsection (a) or (b) shall only constitute a Sale Transaction if such transaction or event also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Sale Transaction has occurred pursuant to the above definition, the date of the occurrence of a Sale Transaction and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Sale Transaction is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation. For the avoidance of doubt, a Public Offering will not constitute a Sale Transaction.

EXHIBIT B

The percentages set forth below represent the portion of the unvested RSUs that shall remain outstanding and eligible to vest following such termination or transition. The “Year of Transition” equals the number of competed 12-month periods occurring after the consummation of the Public Offering and prior to the date of the applicable action described below.

Year of Transition	Termination without Cause (including a mutually agreed upon termination between the Participant and the Board) or Resignation for Good Reason*	Change in Role to Position Outside C-Suite of the Company
1-4	10%	20%
5	12.5%	25%
6	15%	30%
7	17.5%	35%
8	20%	40%
9	22.5%	45%
10+	25%	50%

* If the Termination without Cause or Resignation for Good Reason follows a Change in Role to a Position Outside C-Suite of the Company, the percentage of RSUs that will remain outstanding and eligible to vest under this column will be determined without taking into account the prior reduction for the Change in Role to a Position Outside C-Suite of the Company.